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                                                                    EXHIBIT 24.1



                   REPORT AND CONSENT OF INDEPENDENT AUDITORS




The Board of Directors and Shareholders
Casey's General Stores, Inc.


The audits referred to in our report dated June 21, 1994 included the related financial statement schedules as of April 30, 1994, and for each of the years in the three-year period ended April 30, 1994, included in the Annual Report on Form 10-K. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We consent to incorporation by reference in the Registration Statements (No. 33-19179 and 33-42907) on Form S-8 of Casey's General Stores, Inc. of our reports dated June 21, 1994, relating to the balance sheets of Casey's General Stores, Inc. as of April 30, 1994 and 1993, and the related statements of income, shareholders' equity and cash flows and related financial statement schedules for each of the years in the three-year period ended April 30, 1994, which reports appear in or are incorporated by reference in the April 30, 1994 Annual Report on Form 10-K of Casey's General Stores, Inc.



                               KPMG Peat Marwick


Des Moines, Iowa
July 25, 1994